A Joint Special Meeting of Shareholders of Kansas Municipal Fund, Maine Municipal Fund, Nebraska Municipal Fund, New Hampshire Municipal Fund, and Oklahoma Municipal Fund (each a “Fund” and collectively, the “Funds”) was held on September 21, 2017.

Matter 1 for each of the Funds above:

To approve the Agreement and Plan of Reorganization (the “Plan”) (and the related transactions) which provides for (a) the assignment, conveyance, transfer and delivery of all of the assets of each Fund, a series of Integrity Managed Portfolios, to each Successor Fund, a newly formed series of Viking Mutual Funds, in exchange solely for Class A voting shares of beneficial interest of the Successor Fund (“Successor Fund Shares”), as described in the Plan, and the assumption by the Successor Fund of all of the liabilities of the Fund, and (b) the subsequent pro rata distribution of the Successor Fund Shares to the shareholders of the Fund in complete liquidation, dissolution and termination of the Fund as provided in the Plan.

Matter 1 Results:

Kansas Municipal Fund

Affirmative Votes       2,968,870.656

Negative Votes                51,490.551

Abstain Votes                380,478.486

Maine Municipal Fund

Affirmative Votes          962,346.252

Negative Votes                25,307.103

Abstain Votes                  22,964.950

Nebraska Municipal Fund

Affirmative Votes       2,718,017.462

Negative Votes                52,060.565

Abstain Votes                203,467.847

New Hampshire Municipal Fund

Affirmative Votes          353,168.731

Negative Votes                         0.000

Abstain Votes                  12,656.914

Oklahoma Municipal Fund

Affirmative Votes       2,025,805.379

Negative Votes                32,439.000

Abstain Votes                127,009.807